FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Laura Kiernan 203-328-2519
Media: Matt Altman 203-352-1177

WWE® Reports Strong First-Quarter 2016 Results

First Quarter 2016 Highlights

•	Revenue increased 13% on a pro-forma basis to $171.1 from $151.3 million in the prior year quarter, excluding the timing impact of WrestleMania (which occurred in Q2 2016 vs. Q1 2015)
•	OIBDA increased 31% to $27.6 million from the prior year quarter (29% on a pro-forma basis)
•	WWE Network averaged 1.29 million paid subscribers over the first quarter 2016, which represented a 39% increase from the first quarter 2015, and reached 1.47 million total subscribers at quarter-end
•

WWE’s YouTube channel reached 11 million subscribers and achieved Diamond Play Button status joining Taylor Swift and Justin Bieber; WWE content garnered 10 billion YouTube views over the last 12 months

•

Announced new series spin-off, Total Bellas, to debut on E! in Fall 2016 along with the sixth season of Total Divas.  Continued to develop exciting new content for WWE Network, including Camp WWE (May), Swerved Season 2 (June) and Holy Foley! (August)

Selected WrestleMania Highlights

•	WrestleMania (April 3, 2016) achieved record breaking attendance, ticket sales, viewership, and social media activity
•	WrestleMania broke WWE’s attendance record, attracting 101,763 fans at AT&T Stadium
•	WWE Network reached a record 1.82 million total subscribers following WrestleMania (as of April 4)
•	During WrestleMania Week, WWE Network featured 19 hours of prime-time, premier programming and subscribers watched nearly 22 million hours of content, averaging 12 hours per subscriber
•	WrestleMania generated more than 2.5 million mentions on Twitter in one day and over 250 million video views across WWE digital and social platforms during WrestleMania Week

STAMFORD, Conn., May 10, 2016 - WWE (NYSE:WWE) today announced financial results for its first quarter 2016.  For the quarter, the Company reported Net income of $13.9 million, or $0.18 per share, as compared to Net income of $9.8 million, or $0.13 per share, in the prior year quarter.

“Our strong performance in the first quarter reflected the successful execution of our content strategy,” said WWE Chairman & CEO Vince McMahon. “The sustained year-over-year growth of WWE Network, the global consumption of our video content across all platforms, and the recent record breaking attraction of WrestleMania demonstrate the increasing strength of our brands. We believe we can continue to leverage these strengths to drive long-term growth.”

George Barrios, Chief Strategy & Financial Officer, added “Our earnings growth was driven primarily by the increased monetization of our network and television content as well as higher licensing revenue from our franchise video game. Over the next year, we will continue to focus on producing engaging content across all platforms, investing in emerging markets, and deploying technology across the enterprise to drive our long-term growth.”

Q2 2016 Business Outlook

For the second quarter 2016, the Company projects average paid subscribers of approximately 1.5 million.  The Company also estimates second quarter 2016 Adjusted OIBDA of approximately $5 million to $9 million.1,2 This range represents an expected year-over-year decrease attributed to three primary factors: incremental strategic investments, the timing impact of WrestleMania production costs, and the timing of a lower effective royalty rate associated with the Company’s franchise video game. (The lower video game royalty rate derives from an increasing rate structure over the 2015 year as compared to a flat rate structure in 2016. For the full year, the Company expects the rate for 2016 will be comparable to the average effective rate for 2015).

(1) The definition of Adjusted OIBDA can be found in the Supplemental Information in this release.

(2) Reconciliation of Q2 2016 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release.

2016 Perspective

The range of financial performance projected for the second quarter would result in Adjusted OIBDA for the first half of 2016 that is essentially flat to the prior year period. The Company anticipates year-over-year growth in Adjusted OIBDA over the second half of 2016.

WWE management has previously indicated that if the average paid subscribers to WWE Network increases at a rate between 20% and 25% in 2016, 2016 Adjusted OIBDA could be in a range of approximately $70 million to $85 million.  If recent overarching trends regarding the acquisition and retention of subscribers continue over the remainder of 2016, management believes average paid subscriber growth and 2016 Adjusted OIBDA would be at the upper end of these ranges. The range of 2016 Adjusted OIBDA assumes the previously communicated incremental investment of $15 million to $20 million in content, technology and emerging markets. As recent historical data may not offer a comparable basis for projecting future results and future results may differ from the range provided, management offers these ranges of 2016 subscriber and financial performance to provide further perspective rather than as guidance.

Comparability of Results

WrestleMania 32 occurred on April 3, 2016 and will be included in second quarter 2016 results, whereas the comparable prior year event occurred on March 29, 2015 and was included as part of first quarter 2015 results. The impact of WrestleMania on WWE Network profits in the first quarter of 2015 was not material since a significant portion of the subscriber growth occurred in late March.  Therefore, the timing impact of the event on first quarter 2015 results is best estimated by measuring the direct contribution the event generated from ticket, merchandise and pay-per-view sales and production costs (excluding any attribution from WWE Network).  In aggregate, these items increased first quarter 2015 revenue by $24.9 million and reduced OIBDA by $0.4 million with no net impact on EPS. Refer to the Supplemental Information - Pro Forma Income Statement & Reconciliation to GAAP Measures on page 12 for a pro-forma analysis excluding WrestleMania from first quarter 2015 results.

Three Months Ended March 31, 2016 - Results Overview

Revenues decreased 3% to $171.1 million primarily due to the timing impact of WrestleMania. (On a pro-forma basis, excluding this timing impact, the Company’s overall revenues increased 13% from the prior year quarter.) Reflecting the current quarter absence of WrestleMania ticket revenue, North American revenues decreased 7% from the prior year quarter.  The decline was partially offset by growth of WWE Network subscribers and the escalation of television rights fees, as reflected in the Company’s Media Division, as well as higher video game revenue. Revenues from outside North America increased 14% driven by the increased monetization of content, as reflected in the Media Division, and by higher live event and video game revenue across the EMEA region.

The following tables reflect net revenues by region and net revenues and OIBDA by division/segment (in millions):

	Three Months Ended
	March 31,
	2016	2015
Net Revenues By Region:
North America	$130.0	$140.3
Europe/Middle East/Africa (EMEA)	27.6	21.6
Asia Pacific (APAC)	11.6	12.0
Latin America	1.9	2.3
Total net revenues	$171.1	$176.2

	Net Revenues		OIBDA
	Three Months Ended March 31,		Three Months Ended March 31,
	2016	2015	2016	2015
Division/Segment
Media Division
Network	$40.3	$37.6	$15.8	$(1.5)
Television	60.7	58.2	28.3	25.9
Home Entertainment	3.3	4.7	1.5	2.1
Digital Media	5.4	4.3	(0.1)	(0.1)
Live Events	25.3	39.3	6.1	17.6
Consumer Products
Licensing	21.0	16.5	14.3	10.8
Venue Merchandise	5.5	8.4	2.0	3.2
WWEShop	6.8	5.3	1.4	1.1
WWE Studios	2.0	1.5	(0.4)	(0.4)
Corporate & Other	0.8	0.4	(41.3)	(37.7)
Total	$171.1	$176.2	$27.6	$21.0

Three Months Ended March 31, 2016 – Segment Performance Commentary

The year-over-year changes in the Company’s financial performance were driven by its Network, Television, Live Events, Licensing, and Corporate & Other business segments.  A discussion of other business segments has been excluded from the narrative below.  Refer to our first quarter 2016 Form 10-Q for management’s discussion and analysis of financial condition and results of operations pertaining to all of our segments.

Media Division

Revenues from the Company's Media division increased 5%, to $109.7 million, primarily due to the growth of WWE Network and the contractual escalation of television rights fees.

•	Network revenues, which include revenue generated by WWE Network and pay-per-view, increased 7% to $40.3 million.

WWE Network revenue increased 34% to $38.2 million from $28.6 million in the prior year quarter based on a 39% year-over-year increase in average paid subscribers to 1.29 million. WWE Network had 1.47 million total subscribers at the end of the first quarter and reached a record 1.82 million total subscribers following WrestleMania (as of April 4, 2016), which represented a 39% increase from March 30, 2015, the day after WrestleMania last year.  An anticipated decline in Pay-per-view revenue partially offset WWE Network growth.

The Company continued to broaden the distribution of WWE Network, which was made available during the first quarter in Germany, Austria, Switzerland, Japan, Thailand and the Philippines. The Company continues to work on launch plans for China.  WWE Network had 362,000 total international subscribers at quarter-end and 434,000 as of April 4, 2016.

The following table provides WWE Network subscriber performance3,4

	As of / Three Month Ended		As of
	March 31,	March 31,	Dec. 31,
	2016	2015	2015
Ending Total Subscribers	1,469	1,327	1,272
Ending Paid Subscribers
U.S.	1,027	1,131	940
International	330	196	277
Total paid subscribers	1,357	1,327	1,217

Average Paid Subscribers
Quarter	1,289	927	1,237
Year-to-date	1,289	927	1,139

(3) Metrics reflect subscribers who are direct customers of WWE Network and subscribers reported under licensed partner agreements, which have different economic terms for the network.

(4) Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses.

WWE Network’s content including the Company’s premier event, WrestleMania (April 3, 2016), other pay-per-views, original series, NXT Takeover, and specials have continued to drive viewer engagement. The Company expects to add more than 300 hours of original content to the network’s featured programming in 2016, and more than 1,500 hours of archival content to the network, which would result in an on-demand library of nearly 6,000 hours at year-end 2016.

•

Television revenues increased 4% to $60.7 million from $58.2 million in the prior year quarter primarily due to contractual increases in key distribution agreements, the largest of which became effective in the fourth quarter 2014 and the first quarter 2015. The increase in revenue also reflected an additional episode of the licensed original series Total Divas (the series aired 11 episodes in Q1 2016 vs. 10 episodes in Q1 2015).

Live Events

Live Event revenues decreased 36% to $25.3 million primarily due to the timing of the Company's annual WrestleMania event, which occurred in the second quarter 2016 as compared to the first quarter 2015.  (Excluding this timing impact, Live Event revenues increased 7% from $23.6 million in the prior year quarter.)

•

There were 78 total events (excluding NXT) in the current quarter, including 72 events in North America and 6 events in international markets, as compared to 76 events in the prior year quarter, including 73 events in North America and 3 in international markets.

•

North American live event revenues decreased to $22.8 million from $38.3 million in the prior year quarter, driven by the timing of WrestleMania, which generated revenue of approximately $15.7 million in the prior year quarter. Excluding the impact of WrestleMania, revenue from the Company’s North American live events was essentially flat as a 6% increase in average ticket prices to $47.79 was offset by a 9% decline in average attendance to 6,100 fans, where the latter was attributable, in part, to changes in venue mix.

•

International live event revenue increased $1.5 million to $2.5 million as compared to the prior year quarter reflecting the staging of 3 additional events and the performance of events in Germany and India.  The Company’s international events generated nearly a fourfold increase in average international attendance to 7,700 fans, which was partially offset by a 74% decline in the average effective ticket price to $45.09.  The decline in the average ticket price reflected changes in territory mix.  The prior year quarter had three events in Abu Dhabi, an international market that has historically garnered higher ticket prices.

Consumer Products

Revenues from Consumer Products increased 10% to $33.3 million primarily due to higher revenue from the Company’s licensed merchandise business.  Licensing revenues increased 27% to $21.0 million primarily due to higher video game revenue in domestic and international markets, which derived from higher effective royalty rates than in the prior year quarter.

Corporate and Other

Corporate and Other expenses increased to $42.1 million in the current year quarter from $38.1 million in the prior year quarter.  As defined, these expenses include corporate G&A expenses as well as sales, marketing, and talent development costs, which are not allocated to specific segments. The $4.0 million rise in Corporate & Other expense was primarily due to increases in Business Support costs, including certain talent expenses. Corporate G&A expenses were essentially flat to the prior year quarter.

Operating Income Before Depreciation and Amortization (OIBDA)5

OIBDA reached $27.6 million as compared to $21.0 million in the prior year quarter. Although, the timing of WrestleMania did not have a material impact on the Company’s overall results, it did impact the results of individual business segments in the first quarter 2015.6  Specifically, the prior year event reduced Media division OIBDA7 by $12.7 million as the event’s production costs more than offset its related pay-per-view and sponsorship revenue, and the event increased Live Event and Consumer Products OIBDA by $12.3 million on a combined basis from ticket and merchandise sales.  Excluding the timing impact of WrestleMania, the $6.2 million increase in OIBDA was driven by the growth of WWE Network, the escalation of television rights fees and higher profits from the licensing of consumer products. Network segment OIBDA increased $3.7 million on a pro-forma basis primarily due to growth in subscription revenue. Television OIBDA increased $3.3 million (pro-forma) due to increased fees in key distribution agreements.  Licensing OIBDA increased $3.4 million with higher effective royalty rates for the Company’s franchise video game. These growth drivers were partially offset by a $4.0 million increase in Corporate and Other expenses as described above. With growth in its high margin businesses, the Company's overall OIBDA margin improved to 16% in the current year quarter as compared to 12% (14% on a pro forma basis) in the prior year quarter.

(5) See Schedules of Adjustments in Supplemental Information on page 11.

(6) Refer to the Supplemental Information - Pro Forma Income Statement & Reconciliation to GAAP Measures on page 12 for a pro-forma analysis excluding WrestleMania from first quarter 2015 results.

(7) Beginning in January 2016, the Company started allocating certain shared expenses between its Network and Television segments.  Management believes this allocation more accurately reflects the operations of these segments. For the first quarter 2016, the implementation of this allocation methodology reduced Network segment OIBDA by $3.3 million and increased Television segment OIBDA by a corresponding $3.3 million. The allocation methodology had no impact on the Company’s consolidated financial statements.

Cash Flows & Liquidity

Cash flows generated by operating activities were $1.5 million in the first quarter 2016 as compared to $14.3 million in the prior year quarter. The $12.8 million decline reflected increased operating profits that were more than offset by an increase in the annual payout of management incentive compensation.

Purchases of property and equipment and other assets increased by $1.0 million from the prior year period.

As of March 31, 2016, the Company held $87.6 million in cash and short-term investments and estimates debt capacity under the Company's revolving line of credit of approximately $200 million.  The term of the Company’s Revolving Credit Facility currently ends in September 2016.  The Company is evaluating its plans to renew or replace the facility.

Additional Information

Additional business metrics are made available to investors on the corporate website - ir.corporate.wwe.com.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on May 10th to discuss the Company's earnings results for the first quarter of 2016.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-913-489-5104 from outside the U.S. (conference ID for both lines: 954961).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on May 10, 2016 at ir.corporate.wwe.com. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 25 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network; major distribution agreements; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our revolving credit facility; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net revenues	$171.1	$176.2
Cost of revenues	93.3	109.7
Selling, general and administrative expenses	50.2	45.5
Depreciation and amortization	5.6	5.9
Operating income	22.0	15.1
Investment income, net	0.6	0.2
Interest expense	(0.6)	(0.5)
Other expense, net	(0.6)	(0.3)
Income before income taxes	21.4	14.5
Provision for income taxes	7.5	4.7
Net income	$13.9	$9.8

Earnings per share:
Basic and diluted	$0.18	$0.13

Weighted average common shares outstanding:
Basic	75.9	75.5
Diluted	77.1	76.0
Dividends declared per common share (Class A and B)	$0.12	$0.12

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	March 31,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23.2	$38.0
Short-term investments, net	64.4	64.4
Accounts receivable, net	50.1	58.4
Inventory	7.8	6.2
Prepaid expenses and other current assets	19.2	12.8
Total current assets	164.7	179.8
PROPERTY AND EQUIPMENT, NET	106.3	105.2
FEATURE FILM PRODUCTION ASSETS, NET	28.3	26.4
TELEVISION PRODUCTION ASSETS, NET	10.2	11.4
INVESTMENT SECURITIES	22.4	22.3
NON-CURRENT DEFERRED INCOME TAX ASSETS	42.8	44.7
OTHER ASSETS, NET	19.8	19.3
TOTAL ASSETS	$394.5	$409.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4.5	$4.4
Accounts payable and accrued expenses	52.9	70.0
Deferred income	58.4	57.2
Total current liabilities	115.8	131.6
LONG-TERM DEBT	16.0	17.1
NON-CURRENT INCOME TAX LIABILITIES	1.0	1.1
NON-CURRENT DEFERRED INCOME	43.7	50.0
Total liabilities	176.5	199.8
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.4	0.4
Additional paid-in capital	373.4	369.7
Accumulated other comprehensive income	3.2	3.0
Accumulated deficit	(159.3)	(164.1)
Total stockholders’ equity	218.0	209.3
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$394.5	$409.1

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
OPERATING ACTIVITIES:
Net income	$13.9	$9.8
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Amortization and impairments of feature film production assets	1.1	0.7
Amortization of television production assets	8.1	6.8
Depreciation and amortization	6.7	6.9
Services provided in exchange for equity instruments	(0.8)	(0.1)
Equity in earnings of affiliate, net of dividends received	(0.1)	—
Other amortization	0.6	0.5
Stock-based compensation	3.2	2.5
Provision for (recovery from) doubtful accounts	(0.1)	0.2
(Benefit from) provision for deferred income taxes	1.9	(6.8)
Other non-cash adjustments	0.1	—
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	8.5	(15.1)
Inventory	(1.6)	(1.2)
Prepaid expenses and other assets	(8.5)	(0.5)
Feature film production assets	(3.0)	(1.5)
Television production assets	(7.0)	(3.4)
Accounts payable, accrued expenses and other liabilities	(17.3)	18.7
Deferred income	(4.2)	(3.2)
Net cash provided by operating activities	1.5	14.3
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(6.7)	(5.7)
Purchases of short-term investments	—	(4.6)
Proceeds from sales and maturities of investments	—	6.1
Purchase of equity investments	—	(0.7)
Net cash used in investing activities	(6.7)	(4.9)
FINANCING ACTIVITIES:
Repayment of long-term debt	(1.1)	(1.1)
Dividends paid	(9.1)	(9.1)
Proceeds from issuance of stock	0.6	0.5
Net cash used in financing activities	(9.6)	(9.7)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(14.8)	(0.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	38.0	47.2
CASH AND CASH EQUIVALENTS, END OF PERIOD	$23.2	$46.9
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$1.0	$1.2
Non-cash purchase of investment securities	$—	$13.8

World Wrestling Entertainment, Inc.

Supplemental Information – Schedule of Adjustments

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Operating income	$22.0	$15.1
Investment, interest and other income, net	(0.6)	(0.6)
Income before taxes	21.4	14.5
Provision for income taxes	7.5	4.7
Net income	$13.9	$9.8
Earnings per share	$0.18	$0.13
Reconciliation of Operating income to OIBDA
Operating income	$22.0	$15.1
Depreciation & amortization	5.6	5.9
OIBDA	$27.6	$21.0

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.

Supplemental Information – Pro Forma Income Statement & Reconciliation to GAAP Measures

Pro Forma Excludes Timing Impact of WrestleMania 31

(In millions, except per share data)

(Unaudited)

Revenues	Q1 2016 Reported	Q1 2015 Reported	Q1 2015 WM 31 Timing	Q1 2015 Pro forma
Media Division
Pay-per-view	$2.1	$9.0	$(4.9)	$4.1
Subscriptions	38.2	28.6	—	28.6
Network	40.3	37.6	(4.9)	32.7
Television	60.7	58.2	(1.0)	57.2
Home Entertainment	3.3	4.7	—	4.7
Digital Media	5.4	4.3	—	4.3
Media Division	109.7	104.8	(5.9)	98.9
Live Events	25.3	39.3	(15.7)	23.6
Consumer Products Division
Licensing	21.0	16.5	—	16.5
Venue Merchandise	5.4	8.4	(3.3)	5.1
WWE Shop	6.8	5.3	—	5.3
Consumer Products Division	33.3	30.2	(3.3)	26.9
WWE Studios	2.0	1.5	—	1.5
Corporate and Other	0.8	0.4	—	0.4
Total Revenues	$171.1	$176.2	$(24.9)	$151.3

OIBDA:
Media Division	$45.5	$26.4	$12.7	$39.1
Live Events	6.1	17.6	(11.1)	6.5
Consumer Products Division	17.7	15.1	(1.2)	13.9
WWE Studios	(0.4)	(0.4)	—	(0.4)
Corporate and Other	(41.3)	(37.7)	—	(37.7)
OIBDA	27.6	21.0	0.4	21.4
Depreciation & amortization	(5.6)	(5.9)	—	(5.9)
Operating income	22.0	15.1	0.4	15.5
Interest and other, net	(0.6)	(0.6)	—	(0.6)
Income before taxes	21.4	14.5	0.4	14.9
Provision for income taxes	7.5	4.7	0.1	4.8
Net income	$13.9	$9.8	$0.3	$10.1

EPS - basic and diluted	$0.18	$0.13	$—	$0.13

The impact of WrestleMania is measured using a pro forma statement rather than as an adjusting item to the Company’s reported results because adjustments to the Company’s financial measures are limited by definition to items that are difficult to predict and are considered unusual or non-recurring in nature. As defined, adjusted financial measures would exclude certain material items, including but not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. No such items were reported in or have been adjusted from first quarter 2016 or first quarter 2015 results.

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Q2 2016 Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Q2 2016 Operating income to Adjusted OIBDA

Operating (Loss)/Income			Depreciation	OIBDA			Adjustments to OIBDA	Adjusted OIBDA
$(1)	-	$3	$6	$5	-	$9	$-	$5	-	$9

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges.  The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net cash provided by operating activities	$1.5	$14.3
Less cash used for capital expenditures:
Purchase of property and equipment and other assets (excluding corporate aircraft)	(6.7)	(5.7)
Free Cash Flow	$(5.2)	$8.6

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, debt service, and payment of dividends.